Exhibit 10.8
The Agreement
Of
Jointly Establishment
of
Kunming Shenghuo Pharmaceutical Science & Technology Development Co., Ltd

In order to exploit the resource of Yunnan Province, and to develop the high- technology Yunnan medicine, the two parts through friendly negotiations, have agreed to enter into the agreement:

1. The two parts

Part A: Kunming Shenghuo pharmaceutical (Group) Go.,Ltd
Address: No.2, Jingyou Road, National-class Economic And Technological Development Zone, Kunming, China
Post code: 650217
Tel: (0871) 7282619             Fax: (0871) 7282620
Legal Representative: Gui Hua Lan

Part B: Beijing University Shijia research Center
Adress: Zhong Guan Cun, Beijing
Post code: 100871
Tel: (010) 62538501             Fax: (010) 62538033
Legal Representative:

2. The jointly operated entity

Name: Kunming Shenghuo Science &Technology Development Co., Ltd
Address: The technology and quality Control Building, No.2, Jinghua Road, National-class Economic And Technological Development Zone
Post Code: 650217
Tel: (0871) 7282799             Fax: (0871) 7265643
Legal Representative: Gui Hua Lan
The general manager: Ya Wei Zhou
The vice general manager: Peng Chen
The registration organ: Kunming Administration for Industry and Commerce

Registered capital: RMB ¥ 2 million Yuan

3. The Operation Tenet and the Operation Scope of the entity

The Operation Tenet: Depending on the rare medicine herb resource and the national medicine in Yunnan province, the company will develop the high technology Yunnan Medicines whose main raw material is Sanchi and promote the traditional Chinese Medicine with the aim at advancing the ability of Shenghuo Researchers and building Shenghuo pharmaceutical researching system with the advantages of either Shenghuo produce ability or the high-tech scientific manpower and advanced technology information introduced from Beijing University.

The Operation Scope: Research and technology transfer of Bulk drug, Chinese patent medicine, chemical drugs, biological products, health products, cosmetic; migrate and transfer the imported medicine; The importation and exportation of technology equipment and medicine technology.

Others: Communicate with domestic and oversee research organization and administration of medicine, and provide international technology support for Shenghuo Group Company.

4. The Ownership Structure

Part A hold 70% ownership of the jointly operated entity, who has the ownership of technology and quality Control Building about 2,860 m2, and have 86 inspection or testing instruments ( amount to RMB¥7.86 million Yuan) and will add RMB¥2 million for the entity’s flow cash.

Part B hold 30% ownership, who will supply enough senior technology researchers that can meet the demands of technology research and education of master.

The nature of jointly operated entity is Limited liability.

5. The two parts’ rights and obligations

The two parts should enjoy the intellectual property right of research achievement and distribute right of operation profit by both equity ratio.

The two parts should burden operating losses by both equity ratio.

Dividing the work as bellow:

Part A: (1) take charge in the register and declare work; (2) select and assign the chairman of the board, vice-general manager and full time accountants; (3) harmonize the relationship of personnel, work relation, pay the research outlay on time; (4) harmonize the relationship with the government.

Part B: (1) dispatch the research leader and practice graduate students on time, no less 5 person; (2) select and assign the general manager and relative lab principals, organize the research work; (3) lay the study plans, reinforce the instrument of research and study, actualize the research assignment; (5) make professional education though which staff can obtain higher degree and technological training, to make sure the researchers improve the ability and qualification.

6. The organization structure of jointly operated entity

The board of shareholders is made up with Legal Representatives of two parts;

The board of direct is made up with the chairman of direct, the general manager (executive direct), vice-general manager. The chairman of direct is the Legal Representative, and the general manager and the vice-general manger are both directors.

The two parts dispatch the pluralistic supervisor to make up with the board of supervisor which take charge in the supervision of the direct board and the executive group. The part A assign the chairman of board of supervisor.

The executive group is made up with general manager, vice-general manager, the directors of laboratories (offices), the principals of accountants, it take charge of the daily work of the company, and finish the dictate of the direct board.

The company will carry out the institution of the manager responsibility under the leading of direct board, the general manager is responsible to the whole work and the operation result.
The organization structure is as bellow:

The board of direct instructs the executive group to constitute regulations of management and operator which can adapt to the work quality request according to the national management regulations; consummate the software and hardware of the research; manage the company scientifically and achieve the furthest benefit.

7.	Technology Transfer

The way out for technological achievements is the industrialization by shareholders or their transfer to other enterprises. The ways of transfer is as follows:
1)  Price Appraisal
The manufacturing cost consists of wage, bonus, travel expenses, raw materials, equipment depreciation, etc. for the project; the pricing is based on the costs, and market mechanism shall be applied. The point is to stick to a collective appraisal and to the “shareholders first” principle.
2)  Ways of Transfer
Transfer can be done by means of “one-time” pricing; it can also be done by means of pricing for the advance payment, taking a percentage from the sales, becoming a shareholder after appraisal and changing for the enterprise’s stock right with technological achievements.

8.	Financial Management

Separate accounts shall be kept for the jointly operated entity, which shall assume sole responsibility for its profits or losses.

Sources of Income: (1) RMB¥2 million Yuan share in cash from Party A as circulating fund; (2) the balance to be borrowed from Party A; (3) the application for scientific research funds to the government; (4) the transfer of technological achievements; (5) the income from entrusted manufacturing; (6) other incomes.

Expenditure: (1) wage, bonus, traveling expenses; (2) manufacturing and registration fees; (3) low-value consumables; (4) depreciation of house property and equipments; (5) expenses for public relations, etc.

Expenditure for Fixed Assets: the purchasing of fixed assets will be carried out after the jointly operated entity prepare a plan and submit an application to Kunming Shenghuo Group Company. This cost will not be listed as the expenditure of the jointly operated entity. Kunming Shenghuo Group Company is the owner of the fixed assets, and the jointly operated entity has the right to use them.

Accounting: The monthly and annual financial reports shall be prepared by the accountants of the jointly operated entity and be sent to both Party A and Party B for inspection. After being inspected and agreed by both the directorate and the supervision group in January of the coming year, the annual losses and profits will be honoured to the shareholders of both parties before the end of the month.

9.	Cooperation Period

The cooperation period is 10 years for the time being, starting from January 1, 2006 to December 31, 2015. The period can be prolonged upon negotiation by both parties.

10.	Default

1)	During the cooperation period, both parties shall devote themselves wholeheartedly to the cooperation, so as to ensure the enterprise’s achievements;

2)
In case of the inability by one party to continue the cooperation due to force majeure during the cooperation period, the default party shall notify the other party in written form 15 days in advance, and negotiate the solutions to the problems with the other party. It will be regarded as an act of default if one party break this agreement without reason. The default party shall compensate for the partial economic losses suffered by the other party.

3)
In case of disputes between both parties during the cooperation period, both parties shall settle them through friendly negotiation. If the disputes can not be solved, the suit shall be brought to the technology arbitration commission at the place where the agreement is signed or to the people’s court according to the Law of Technological Agreement.

This agreement is prepared in four copies, one copy for each party, and one copy for the authorities of each party. This agreement will come into force upon being signed and sealed by both parties.

Party A (Seal):
Signature by Legal Representative:

Party B (Seal):
Signature by Legal Representative:

Date: January 1, 2006